EXHIBIT 99.1
AmeriVest Properties Inc.

                                    NEWS RELEASE

CONTACT:

Kim P. Boswood                 1780 South Bellaire Street          Listed:  AMEX
Investor Relations                      Suite 515           Trading Symbol:  AMV
AmeriVest Properties Inc.           Denver, CO  80222      www.amvproperties.com

Phone: (303) 297-1800 ext. 118    Fax:  (303) 296-7353
kim@amvproperties.com


   AMERIVEST COMPLETES ACQUISITION OF REMAINING OPERATIONS OF SHERIDAN REALTY
                     ADVISORS; TERMINATES ADVISORY AGREEMENT

     DENVER, CO, December 30, 2002 -- The board of directors of AmeriVest Properties Inc. (AMEX: AMV), a real estate investment trust that owns 26 office properties serving small to mid-sized tenants, has announced that it has acquired and consolidated on an "in-house" basis, the remaining operations of its advisor, Sheridan Realty Advisors, LLC, and that, effective November 1, 2002, it has terminated its advisory agreement with Sheridan. Sheridan has been advisor to AmeriVest since January 2000, managing the day-to-day operations and assisting and advising the board of directors with respect to real estate acquisitions and investment opportunities. Sheridan is owned by the executive officers of AmeriVest.

     In January 2002, AmeriVest acquired the administrative, property management and accounting services business of Sheridan. The acquisition announced today, which is effective November 1, 2002, is the final step in AmeriVest's full consolidation with Sheridan. As a result, all Sheridan employees are now employees of AmeriVest and the advisory agreement is terminated, except with respect to transactions closed or pending at December 31, 2002. Fees earned by Sheridan through December 31, 2002 in the amount of $865,470 will be paid prior to year-end. An additional $250,000 has been accrued for fees due and payable for a property under contract, which is expected to close in February 2003. In the event the transaction does not close, the accrued fees will not be paid. Sheridan has elected to apply the unpaid fees earned towards the exercise of warrants to purchase additional shares of AmeriVest common stock.

     "We believe this change, which is consistent with our strategy and our previous commitments, will be perceived positively by our stockholders and the investment community," said William Atkins, chairman and chief executive officer of AmeriVest. "Although the advisory fees will result in fourth quarter charges which will reduce our FFO per share for the year, in the future the company will no longer be paying advisory fees in connection with new acquisitions. From this point on, Sheridan and its principals will be involved solely as inside management and as supportive stockholders."

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     About AmeriVest Properties Inc.

     AmeriVest Properties Inc., with its principal office in Denver, Colorado, owns 26 office properties and focuses on serving small to mid-sized office tenants in select markets. To receive AmeriVest's latest news and corporate developments, visit the company's web site at http://www.AMVproperties.com.


In addition to historical information, this press release contains information that may be considered to be forward-looking statements under the federal securities laws. These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management's beliefs, and assumptions made by management. While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management's control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release. In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants' financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters, and liquidity of real estate investments, and other risks and uncertainties detailed in AmeriVest's 2001 Annual Report on Form 10-KSB and from time to time in the Company's filings with the Securities and Exchange Commission.

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2002